Exhibit 99.1

Press Release

StoneMor Partners L.P. Announces Further Delay in Completion of 2005 Financial Statements

Bristol, PA, March 31, 2006 – StoneMor Partners L.P. (NASDAQ: STON) announced a further delay in the completion of its 2005 financial statements and the filing of its Form 10-K Report for 2005 due to the material weakness in internal control previously disclosed in its March 15, 2006 press release. The Company believes this material weakness in internal control will not have any effect on the Company’s net cash flow or its distributions to unit holders. The Company’s management reaffirmed its confidence in the estimated results of operations for calendar year 2005 reflected in its March 15, 2006 press release.

Following an internal and external inspection of its cemetery locations, the Company determined that some of the pre-need burial vaults that it previously believed to have been installed in the ground in fiscal 2005 had not been installed. On March 14, 2006, the Company’s Audit Committee retained independent counsel. The independent counsel’s investigation has been completed. The results of this investigation did not show any material differences from information previously reported in our March 15 press release and determined that senior management was not involved. The Company has implemented cemetery maintenance control procedures to remedy this internal weakness and is currently taking steps to discipline employees who were involved.